RESOLVED, that effective March 19, 1998, the Fixed Benefit Option provisions of the Deferred Compensation Plan for Key Employees be, and they hereby are, amended to provide that, with respect to a participant with deferrals under that Option who dies while employed by the Company after March 19, 1998, and who is 55 or older at the date of death, his or her beneficiary under the Plan shall receive the greater of the 15-year certain Retirement Income Benefit or the 15-year certain Survivor Income Benefit under the Plan, and

     FURTHER RESOLVED, that J. P. Mulcahy, W. P. McGinnis and C. S. Sommer, and each of them, be, and they hereby are, authorized to do any and all acts and execute any and all documents deemed necessary or desirable to effect the foregoing amendment.